UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 12, 2016

EMERALD MEDICAL APPLICATIONS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 Imber Street, Petach Tikva, Israel	4951141
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 3-744-4505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 12, 2016, Emerald Medical Applications Corp. (the "Registrant") entered into an Equity Purchase Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC, a limited liability company organized under the laws of the State of Delaware with offices located in Newport Beach, CA (the "Investor" or "Kodiak"). Under the Equity Purchase Agreement, the Registrant shall issue and sell to the Investor and sell to Investor, from time to time, and Investor shall purchase up to One Million ($1,000,000) Dollars of the Registrant's common stock, par value $0.0001 per share ("Common Stock" or "Shares") as set forth in the Equity Purchase Agreement, a copy of which is attached as Exhibit 10.20 hereto. As partial consideration for the Equity Purchase Agreement, the Registrant also issued to the Investor 150,000 Shares as a commitment fee (the "Commitment Shares"). In connection with the execution of the Equity Purchase Agreement, more fully discussed below, the Registrant also entered into a Registration Rights Agreement with Kodiak, a copy of which is attached as Exhibit 10.21 hereto, pursuant to which the Registrant has agreed to file a registration statement on Form S-1 by June 30, 2016 (the "Registration Statement") to register for resale the Put Shares of Common Stock that may be issued under the Equity Purchase Agreement and the Commitment Shares.

Pursuant to the Equity Purchase Agreement, from the date that the Securities and Exchange Commission (the "SEC") has declared the Registration Statement effective (the "Effective Date") until the one year anniversary thereof, the Registrant has the right to sell, from time to time, up to an aggregate of One Million ($1,000,000) Dollars of Put Shares to the Investor. The Registrant will control the timing and amount of future sales, if any. The purchase price of the Put Shares will be equal to 70% of the market price of the Common Stock as defined in the Equity Purchase Agreement. While there is no minimum amount that the Registrant may require the Investor to purchase at any one time, the Registrant may not require the Investor to purchase Put Shares of Common Stock if such purchase would result in the Investor's beneficial ownership exceeding 9.99% of the outstanding Common Stock. The Equity Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions. The Investor has covenanted not to cause or engage in any direct or indirect short selling of the Common Stock. The Equity Purchase Agreement may be terminated by the Registrant at any time at its discretion without any cost to the Registrant.

The Equity Purchase Agreement and the Registration Rights Agreement are attached as Exhibits hereto to give investors information regarding the agreements' respective terms. They are not provided to give investors factual information about the Registrant or any other parties thereto. In addition, the representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of such agreements. Investors are not third-party beneficiaries under these agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Registrant.

The foregoing description of the Equity Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of thereof, copies of each of which are attached hereto as Exhibits 10.20 and 10.21, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On May 12, 2016, the Registrant issued and sold unregistered 150,000 restricted shares of its Common Stock (the "Commitment Shares") to Kodiak as follows:

Name of Issuee	Date of Issuance	Number of Shares	Consideration	Bases for Issuance
Kodiak Capital Corp. (1)	05/12/2016	150,000	(1)	Equity Purchase Agreement (1)

(1) The 150,000 restricted Shares were issued to Kodiak as partial consideration and represent commitment Shares under the Equity Purchase Agreement between the Registrant and Kodiak dated May 12, 2016, a copy of which is attached hereto as Exhibit 10.20.

The issuance and sale of the 150,000 Shares to Kodiak, without registration under the Securities Act of 1933, as amended (the "Act"), was made in reliance upon the exemptions provided in Section 4(2) of the Act and Regulation D promulgated by the United States Securities and Exchange Commission under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Lior Wyan CEO Lior Wyan Date: May 18, 2016